As filed with the Securities and Exchange Commission on March 2, 2007
Registration No. 333-132933

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DUKE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-2777218 (I.R.S. Employer Identification No.)
526 South Church Street
Charlotte, North Carolina 28202
(704) 594-6200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Duke Energy Corporation 1998 Long-Term Incentive Plan
Duke Power Company Stock Incentive Plan
Duke Energy Retirement Savings Plan
Duke Energy Corporation Directors’ Savings Plan
Duke Energy Corporation Executive Savings Plan
Westcoast Energy Long Term Incentive Share Option Plan, 1989
Panhandle Eastern Corporation 1994 Long Term Incentive Plan
Cinergy Corp. 1996 Long-Term Incentive Compensation Plan
Cinergy Corp. Stock Option Plan
Cinergy Corp. Retirement Plan for Directors
Cinergy Corp. Directors’ Deferred Compensation Plan
Cinergy Corp. Directors’ Equity Compensation Plan
Cinergy Corp. Union Employees’ Savings Incentive Plan
Cinergy Corp. Union Employees’ 401(k) Plan
Cinergy Corp. Non-Union Employees’ 401(k) Plan
Cinergy Corp. 401(k) Excess Plan
(Full Title of the Plans)

Robert T. Lucas III
Duke Energy Corporation
526 South Church Street
Charlotte, North Carolina 28202
(704) 594-6200
(Name, Address and Telephone Number of Agent for Service)

EXPLANATORY NOTE
     Duke Energy Corporation, a Delaware corporation (the “Registrant”), registered, pursuant to a Registration Statement on Form S-8 filed on April 3, 2006 (No. 333-132933) (the “Registration Statement”), the offer and sale of 9,997,573 shares of the Registrant’s Common Stock, par value of $0.001 per share (the “Common Stock”), issuable under the Duke Energy Corporation 1998 Long-Term Incentive Plan (the “1998 Plan”) and 1,649,741 shares issuable under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan (the “1996 Plan”). The Registrant’s Board of Directors has adopted, and its stockholders have approved, the 2006 Long-Term Incentive Plan (the “2006 Plan”). The number of shares of Common Stock available for issuance under the 2006 Plan is 60,000,000 shares (inclusive of the above-described shares previously registered with respect to the 1998 Plan and the 1996 Plan). The 2006 Plan replaced the 1998 Plan and the 1996 Plan, with respect to awards to be issued in the future, as of the date that the Registrant’s stockholders approved the 2006 Plan. No future awards will be made under the 1998 Plan and the 1996 Plan.
     In accordance with the principles set forth in Interpretation 89 under Section G, “Securities Act Forms,” of the Manual of Publicly Available Telephone Interpretations (July 1997) of the Division of Corporation Finance of the Securities and Exchange Commission and Instruction E of the General Instructions to Form S-8, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove 11,647,314 shares of Common Stock registered for issuance under the 1998 Plan and the 1996 Plan from registration under this Registration Statement.
     The shares of Common Stock that are hereby removed from registration will be carried over to and continue to be registered under a Registration Statement on Form S-8 (the “New Registration Statement”) that will be filed contemporaneously with the filing of this Post-Effective Amendment No. 1. The New Registration Statement will register the offer and sale of up to an additional 48,352,686 shares of Common Stock issuable under the 2006 Plan, for a total of 60,000,000 shares.
     The offer and sale of shares of Common Stock issuable under the various plans described in footnote 1 to the Calculation of Registration Fee table on the cover page of the Registration Statement, in the amounts described therein, to the extent not previously sold under the Registration Statement or removed from registration hereby, may continue to be conducted under the Registration Statement. In addition, there remain registered under this Registration Statement an additional 14,217,179 shares of Common Stock issuable under the 1998 Plan, but with respect to which no future awards will be made. Such shares may be removed from registration under this Registration Statement in the future, and carried over to another of the Registrant’s registration statements to be filed at that time.
Item 8. Exhibits

Exhibit
Number	Description of Document
24.1	Power of Attorney of certain officers and directors of Duke Energy Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Duke Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 2, 2007.

DUKE ENERGY CORPORATION
(Registrant)

By: Name:	James E. Rogers* James E. Rogers
Tittle:	Chairman, President and Chief
Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
(i)	Principal executive officer:
James E. Rogers*
 Director and Chairman, President and Chief Executive Officer
(ii)	Principal financial officer:
David L. Hauser*
 Group Executive and Chief Financial Officer
(iii)	Principal accounting officer:
Steven K. Young*
 Senior Vice President and Controller
(iv)	A majority of the Directors:
William Barnet III*
G. Alex Bernhardt, Sr.*
Ann Maynard Gray*
James T. Rhodes*
James E. Rogers*
Mary L. Schapiro*
Dudley S. Taft*
Date: March 2, 2007

*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of each of the above named persons indicated above by asterisks, pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ Robert T. Lucas III
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document
24.1	Power of Attorney of certain officers and directors of Duke Energy Corporation

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